Exhibit 99.1

The Container Store Group, Inc. Announces Third Quarter Fiscal 2018 Financial Results

Consolidated Net Sales down 0.6%;  TCS Net Sales up 0.5%

Comparable Store Sales down 0.8%; holiday departments down 15.8% impacting overall Comparable Store

Sales by negative 3.0%

Custom Closets up 4.5%, impacting overall Comparable Store Sales by positive 1.8%

EPS of $0.19; Adjusted EPS of $0.07

Q4 Fiscal January* Comparable Store Sales up 9.4%

Updates Fiscal 2018 Outlook

Coppell, TX — February 5, 2019 — The Container Store Group, Inc. (NYSE: TCS) (the “Company”), today announced financial results for the third quarter of fiscal 2018 ended December 29, 2018.

•

Consolidated net sales were $221.6 million, down 0.6%.  Net sales in The Container Store retail business (“TCS”) were $204.9 million, up 0.5%.  Elfa International AB (“Elfa”) third-party net sales were $16.7 million, down 12.6% primarily due to foreign currency translation.

•

Comparable store sales for the third quarter of fiscal 2018 decreased 0.8%, with holiday departments’ sales down 15.8%, contributing an approximate 3.0% decline and Custom Closets sales up 4.5%, contributing an approximate 1.8% increase.

•	Q4 Fiscal January* comparable store sales up 9.4%.
•

Consolidated net income and net income per share (“EPS”) were $9.3 million and $0.19 compared to net income of $28.4 million and $0.59, respectively, in the third quarter of fiscal 2017.  Adjusted net income per share (“Adjusted EPS”) was $0.07 compared to $0.11 in the third quarter of fiscal 2017 (see Reconciliation of GAAP to Non-GAAP Financial Measures table).

•	Adjusted EBITDA (see Reconciliation of GAAP to Non-GAAP Financial Measures table), was $21.8 million compared to $25.6 million in the prior year period.

“We had mixed performance in the third quarter. We were very pleased with our Custom Closets business which once again delivered strong results, generating 180 basis points of positive comparable store sales, and our other product categories outside of holiday also generated positive comparable store sales growth.  However, our three holiday departments, which represent a disproportionate amount of our sales in this quarter, but only a small portion of our annual sales, underperformed resulting in our comparable store sales decline for the third quarter,” said Melissa Reiff,

*Q4 Fiscal January consists of the 4-week period beginning December 30, 2018 and ending January 26, 2019. The Company’s fourth quarter of fiscal 2018 is not yet complete, and our comparable store sales for fiscal January are not necessarily indicative of the comparable store sales results that may be expected to occur for the fourth quarter of fiscal 2018, or the entire fiscal year 2018.  Our comparable store sales results for fiscal January are unaudited, and, because they do not represent results for a completed fiscal quarter, they have not been reviewed by our independent auditor.

Chief Executive Officer. “We continue to test and learn in a disciplined manner across the business, especially in support of our number one strategic priority which is To Own Custom Closets.  In light of the success we continue to see around Custom Closets and the learnings from our Dallas flagship store redesign, we are planning to remodel two existing stores this summer with more focus and space allocated to Custom Closets and related solutions to help our customers accomplish their projects. We also have an exciting new product roadmap for our Custom Closets business that we look forward to unveiling next month. In addition, we are making strides with more targeted marketing campaigns that better leverage the growing insights we have generated with our 7 million POP! Stars.”

Reiff added, “As we look to the final quarter of our fiscal year we are encouraged with the strong start to our fourth quarter.  We have updated our fiscal 2018 outlook to reflect our year-to-date performance.”

New and Existing Stores

During the third quarter of fiscal 2018, the Company relocated its Tysons Corner, Virginia store on October 20, 2018, and relocated its Cherry Creek store in Denver, Colorado on November 10, 2018. The Company has completed all of its planned store openings for fiscal year 2018.

Third Quarter Fiscal 2018 Results

For the third quarter (thirteen weeks) ended December 29, 2018:

•

Consolidated net sales were $221.6 million, down 0.6% as compared to the third quarter of fiscal 2017. Net sales at TCS were $204.9 million, up 0.5%, with the increase driven by incremental sales from new stores, partially offset by a comparable store sales decrease of 0.8%. Elfa third-party net sales were $16.7 million, down 12.6% compared to the third quarter ended December 30, 2017, due to the negative impact of foreign currency translation during the quarter which decreased third-party net sales by 7.4%, combined with lower  sales in Nordic and Russian markets.

•

Consolidated gross margin was 58.7%, an increase of 10 basis points compared to the third quarter of fiscal 2017. TCS gross margin increased 30 basis points to 58.4%,  primarily due to lower cost of goods associated with the Optimization Plan, partially offset by higher promotional activities and a negative impact from foreign currency. Elfa gross margin declined 390 basis points primarily due to higher direct materials costs attributable to a shift in product mix and a weaker Swedish krona.

•

Consolidated SG&A expense increased by 4.6% to $108.7 million in the third quarter of fiscal 2018 from $103.9 million in the third quarter of fiscal 2017. SG&A as a percentage of net sales increased 240 basis points. This was primarily due to the deleverage of occupancy and payroll costs associated with negative comparable store sales, as well as increased marketing expense in the third quarter of fiscal 2018 associated with a shift in the timing of recognition of campaign-related marketing costs from the fourth fiscal quarter to the third fiscal quarter due to accounting changes.

•

Pre-opening costs decreased to $0.7 million in the third quarter of fiscal 2018 compared to $1.9 million in the third quarter of fiscal 2017.  The Company opened two relocation stores in the third quarter of fiscal 2018 and three stores, including one relocation store, in the third quarter of fiscal 2017.

•

Consolidated net interest expense decreased 17.7% to $6.0 million in the third quarter of fiscal 2018 from $7.3 million in the third quarter of fiscal 2017. In September 2018, the Company amended its Senior Secured Term Loan Facility, which decreased the applicable interest rate margins.

•

The effective tax rate was -72.8%, as compared to -330.1% in the third quarter of fiscal 2017. In the third quarter of fiscal 2018, the effective tax rate fell below the U.S statutory rate primarily due to the finalization of the one-time transition tax on foreign earnings related to the Tax Cuts and Job Act (the “Tax Act”) enacted in fiscal 2017. In the third quarter of fiscal 2017, the effective tax rate fell below the blended U.S statutory rate primarily due to the provisional estimate of the remeasurement of deferred tax balances as a result of the Tax Act.

•

Net income was $9.3 million, or $0.19 per share, in the third quarter of fiscal 2018 compared to net income of $28.4 million, or $0.59 per share in the third quarter of fiscal 2017. Adjusted net income was $3.5 million, or $0.07 per share, in the third quarter of fiscal 2018 compared to adjusted net income of $5.1 million, or $0.11 per share in the third quarter of fiscal 2017 (see Reconciliation of GAAP to Non-GAAP Financial Measures table).

•	Adjusted EBITDA was $21.8 million in the third quarter of fiscal 2018 compared to $25.6 million in the third quarter of fiscal 2017 (see Reconciliation of GAAP to Non-GAAP Financial Measures table).

For the year-to-date (thirty-nine weeks) ended December 29, 2018:

•

Consolidated net sales were $641.9 million, up 2.8% as compared to the first thirty-nine weeks of fiscal 2017. Net sales at TCS were $593.9 million, up 3.6%, with the increase driven by incremental sales from new stores, combined with a comparable store sales increase of 1.5%. Elfa third-party net sales were $48.0 million, down 6.3% compared to the first thirty-nine weeks of fiscal 2017, primarily due to the negative impact of foreign currency translation which decreased third-party net sales by 5.3%.

•

Consolidated gross margin was 58.5%, an increase of 80 basis points compared to the first thirty-nine weeks of fiscal 2017. TCS gross margin increased 70 basis points to 58.0%, primarily due to lower cost of goods associated with the Optimization Plan,  partially offset by higher promotional activities and increased costs associated with shipping services. Elfa gross margin declined 310 basis points primarily due to higher direct materials costs attributable to a shift in product mix and a weaker Swedish krona.

•

Consolidated SG&A expense increased by 4.6% to $320.9 million in the first thirty-nine weeks of fiscal 2018 from $306.9 million in the first thirty-nine weeks of fiscal 2017. SG&A as a percentage of net sales increased 90 basis points. The increase was primarily attributable to deleverage of occupancy costs, higher payroll costs, and increased marketing expense associated with the branding campaign launch in the second quarter of fiscal 2018.

•

Pre-opening costs decreased to $1.9 million in the first thirty-nine weeks of fiscal 2018 compared to $4.7 million in the first thirty-nine weeks of fiscal 2017. The Company opened four new stores, including two relocations in the thirty-nine weeks ended December 29, 2018, and five new stores, including one relocation in the first thirty-nine weeks ended December 30, 2017.

•

Other expenses decreased to $0.3 million in the first thirty-nine weeks of fiscal 2018 compared to $4.9 million in the first thirty-nine weeks of fiscal 2017. The decrease is primarily due to severance costs incurred in the first thirty-nine weeks of fiscal 2017 to implement the Optimization Plan.

•

Consolidated net interest expense increased 22.4% to $21.3 million in the first thirty-nine weeks of fiscal 2018 from $17.4 million in the first thirty-nine weeks of fiscal 2017 primarily due to the amendment of our Senior Secured Term Loan Facility in the second quarter of fiscal 2017, which increased the applicable interest rate margins.

•

The effective tax rate was 3135.6%, as compared to 429.3% in the first thirty-nine weeks of fiscal 2017. In the first thirty-nine weeks of fiscal 2018, the effective tax rate rose above the U.S. statutory rate due to the finalization of the one-time transition tax on foreign earnings and other items associated with the Tax Act,  the recognition of a tax benefit for the remeasurement of deferred tax balances as a result of a change in the Swedish tax rate in fiscal 2018, combined with the impact of a year-to-date pre-tax loss position. In the first thirty-nine weeks of fiscal 2017, the effective tax rate rose above the U.S. statutory rate due to the provisional estimate of deferred tax balances related to the Tax Act, combined with the impact of a year-to-date pre-tax loss position.
•

Net income was $5.8 million, or $0.12 per share, in the first thirty-nine weeks of fiscal 2018 compared to net income of $19.8 million, or $0.41 per share in the first thirty-nine weeks of fiscal 2017. Adjusted net income was $4.3 million, or $0.09 per share, in the first thirty-nine weeks of fiscal 2018 compared to adjusted net income of $5.2 million, or $0.11 per share in the first thirty-nine weeks of fiscal 2017 (see Reconciliation of GAAP to Non-GAAP Financial Measures table).

•

Adjusted EBITDA was $58.6 million in the first thirty-nine weeks of fiscal 2018 compared to $58.5 million in the first thirty-nine weeks of fiscal 2017 (see Reconciliation of GAAP to Non-GAAP Financial Measures table).

Balance sheet and liquidity highlights:

(In thousands)	December 29, 2018	December 30, 2017
Cash	$20,969	$22,653
Total debt, net of deferred financing costs	$304,913	$314,103
Liquidity (1)	$90,056	$102,636
Free cash flow (2)	$(3,505)	$19,291

(1) Cash plus availability on revolving credit facilities.

(2) Represents fiscal thirty-nine week periods only. See reconciliation of GAAP to Non-GAAP Measures table.

Outlook

The Company updated its previously provided outlook for fiscal 2018 as follows:

Current Outlook
Net sales (1)	Lower end of $885 million to $895 million
Net new store openings	4, including 2 relocations
Comparable store sales	Higher end of up 1.5% to up 2.5%
Net income per common share (2)	Low end to slightly below $0.44 to $0.54
Adjusted net income per common share (3)	Low end to slightly below $0.41 to $0.51
Assumed tax rate (4)	30%
Estimated share count	49 million

(1) Updated outlook reflects an $8 million currency headwind due to the continued weakening of the SEK to USD and the related impact of foreign currency translation on the Company’s consolidated statement of operations.

(2) Includes $4.9 million of consulting costs to complete the fiscal 2017 Optimization Plan, or $0.08 per diluted share, which was incurred in the first quarter of fiscal 2018, as well as an expected $2 million reduction in interest expense, or $0.03 per share, related to the Senior Secured Term Loan Facility amendment and approximately $2 million in debt extinguishment costs. Also includes a $0.12 per share benefit related to the finalization of the one-time transition tax on foreign earnings recognized in the third quarter of fiscal 2018.

(3) See Reconciliation of GAAP to Non-GAAP Financial Measures Table. Also reflects aforementioned interest expense savings of $2 million or $0.03 per share.

(4) Does not include the benefit related to the finalization of the one-time transition tax on foreign earnings recorded in the third quarter of fiscal 2018, or the tax benefit recorded in the first quarter of fiscal 2018 as a result of a reduction in the Swedish tax rate (see footnote “e” in Reconciliation of GAAP to Non-GAAP Financial Measures Table). Including these items would result in an expected GAAP effective tax rate of approximately 1% for fiscal 2018.

Recent Management Announcements

On January 24, 2019 the Company submitted an 8-K filing announcing that Kip Tindell will transition from Chairman of the Board to Chairman Emeritus and Melissa Reiff, Chief Executive Officer, will succeed him and add Chairman of the Board to her role, effective as of the Company’s 2019 Annual Meeting.

It was also disclosed in the filing that Sharon Tindell, President and Chief Merchandising Officer, will retire from her role as President and Chief Merchandising Officer and transition to President Emeritus at the conclusion of the 2019 Annual Meeting. At that time, John Gehre, who joined The Container Store in June 2018 as Executive Vice President of Merchandising and Planning, will succeed Ms. Tindell as the Company’s Chief Merchandising Officer.

Ms. Reiff commented, “Recently we announced some exciting, yet bittersweet news. Kip and Sharon Tindell, who have helped build our great company since its founding in 1978, will be retiring in August of this year becoming Chairman Emeritus and President Emeritus respectively. We, The Container Store, celebrated our 40th anniversary last July, and Kip and Sharon have been here every step of the way. As my dear friends and colleagues, I’m thrilled for them to be able to spend more time together and move to the next chapter of their lives. Thank you, Kip and Sharon, for building an incredible and sustainable company, and for your love and generosity.”

Conference Call Information

A conference call to discuss third quarter fiscal 2018 financial results is scheduled for today, February 5, 2019, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407‑3982 (international callers please dial (201) 493‑6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.containerstore.com.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing (844) 512‑2921 (international callers please dial (412) 317‑6671). The pin number to access the telephone replay is 13686634. The replay will be available until March 5, 2019.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements about our future opportunities; expectations regarding our goals, strategies, priorities and initiatives; expectations regarding new store openings and relocations; plans to remodel certain of our stores; anticipated financial performance and tax rate for fiscal 2018; and anticipated comparable store sales for Q4 Fiscal January.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our comparable store sales results for Q4 Fiscal January are not necessarily indicative of the comparable store sales results that may be expected to occur for the fourth quarter of fiscal 2018 or the entire fiscal year 2018, and our comparable store sales results for such periods may be lower than our comparable store sales results for fiscal January; our optimization plan may not result in improved sales and profitability; our inability to open or relocate new stores, or remodel existing stores, in the timeframe and at the locations we anticipate; overall decline in the health of the economy, consumer spending, and the housing market; our inability to manage costs and risks relating to new store openings; our inability to source and market new products to meet consumer preferences; our failure to achieve or maintain profitability; risks relating to the opening of a  second distribution center; effects of a security breach or cyber-attack of our website or information technology systems, including relating to our use of third-party web service providers; our vulnerability to natural disasters and other unexpected events; our reliance upon independent third party transportation providers; our inability to protect our brand; our failure to successfully anticipate consumer preferences and demand; our inability to manage our growth; inability to locate available retail store sites on terms acceptable to us; our inability to maintain sufficient levels of cash flow to meet growth expectations; disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs; fluctuations in currency exchange rates; our inability to effectively manage our online sales; competition from other stores and internet-based competition; our inability to obtain merchandise on a timely basis at competitive prices as a result of changes in vendor relationships; vendors may sell similar or identical products to our competitors; our reliance on key executive management, and the transition in our executive leadership; our inability to find, train and retain key personnel; labor relations difficulties; increases in health care costs and labor costs; our dependence on foreign imports for our merchandise; violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery and anti-kickback laws; our indebtedness may restrict our current and future operations, and we may not be able to refinance our debt on favorable terms, or at all; effects of tax reform; and uncertainty with respect to tax and trade policies, tariffs and government regulations affecting trade between the United States and other countries.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10‑K filed with the Securities and Exchange Commission, or SEC, on May 31, 2018, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

About The Container Store

The Container Store (NYSE: TCS) is the nation’s leading retailer of storage and organization products — a concept they originated in 1978. Today, with locations nationwide, the retailer offers more than 10,000 products designed to save space and time, a suite of custom closet systems and an array of digital shopping services. Visit www.containerstore.com for more information about store locations, the product collection and services offered. Visit www.containerstore.com/blog for real solutions from the really organized and www.whatwestandfor.com to learn more about the company’s unique culture.

The Container Store Group, Inc.

Consolidated statements of operations

(In thousands, except share and	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
per share amounts) (unaudited)	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Net sales	$221,637	$222,986	$641,913	$624,464
Cost of sales (excluding depreciation and amortization)	91,580	92,425	266,510	263,919
Gross profit	130,057	130,561	375,403	360,545
Selling, general, and administrative expenses (excluding depreciation and amortization)	108,688	103,894	320,949	306,866
Stock-based compensation	632	585	1,987	1,589
Pre-opening costs	691	1,872	1,918	4,676
Depreciation and amortization	8,887	9,477	27,352	28,524
Other expenses	80	751	297	4,908
(Gain) loss on disposal of assets	(324)	83	(284)	236
Income from operations	11,403	13,899	23,184	13,746
Interest expense, net	6,008	7,300	21,293	17,398
Loss on extinguishment of debt	—	—	2,082	2,369
Income (loss) before taxes	5,395	6,599	(191)	(6,021)
Benefit for income taxes	(3,926)	(21,780)	(5,989)	(25,848)
Net income	$9,321	$28,379	$5,798	$19,827

Net income per common share — basic and diluted	$0.19	$0.59	$0.12	$0.41

Weighted-average common shares — basic	48,139,582	48,067,754	48,139,132	48,057,974
Weighted-average common shares — diluted	48,381,455	48,167,882	48,407,337	48,128,682

The Container Store Group, Inc.

Consolidated balance sheets

	December 29,	March 31,	December 30,
(In thousands)	2018	2018	2017
Assets	(unaudited)		(unaudited)
Current assets:
Cash	$20,969	$8,399	$22,653
Accounts receivable, net	29,549	25,528	29,548
Inventory	116,006	97,362	110,391
Prepaid expenses	8,877	11,281	11,668
Income taxes receivable	640	15	1,450
Other current assets	10,404	11,609	10,338
Total current assets	186,445	154,194	186,048
Noncurrent assets:
Property and equipment, net	151,860	158,389	160,836
Goodwill	202,815	202,815	202,815
Trade names	226,996	229,401	230,379
Deferred financing costs, net	259	312	329
Noncurrent deferred tax assets, net	1,898	2,404	2,308
Other assets	1,749	1,854	1,684
Total noncurrent assets	585,577	595,175	598,351
Total assets	$772,022	$749,369	$784,399

The Container Store Group, Inc.

Consolidated balance sheets (continued)

	December 29,	March 31,	December 30,
(In thousands, except share and per share amounts)	2018	2018	2017
Liabilities and shareholders’ equity	(unaudited)		(unaudited)
Current liabilities:
Accounts payable	$59,571	$43,692	$53,757
Accrued liabilities	67,708	70,494	73,539
Current portion of long-term debt	7,018	7,771	9,465
Income taxes payable	1,589	4,580	1,690
Other current liabilities	67	—	—
Total current liabilities	135,953	126,537	138,451
Noncurrent liabilities:
Long-term debt	297,895	277,394	304,638
Noncurrent deferred tax liabilities, net	50,397	54,839	56,706
Deferred rent and other long-term liabilities	36,339	41,892	32,941
Total noncurrent liabilities	384,631	374,125	394,285
Total liabilities	520,584	500,662	532,736
Shareholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized; 48,142,319 shares issued at December 29, 2018; 48,072,187 shares issued at March 31, 2018; 48,072,187 shares issued at December 30, 2017	481	481	481
Additional paid-in capital	863,119	861,263	860,827
Accumulated other comprehensive loss	(22,646)	(17,316)	(14,323)
Retained deficit	(589,516)	(595,721)	(595,322)
Total shareholders’ equity	251,438	248,707	251,663
Total liabilities and shareholders’ equity	$772,022	$749,369	$784,399

The Container Store Group, Inc.

Consolidated statements of cash flows

	Thirty-Nine Weeks Ended
	December 29,	December 30,
(In thousands) (unaudited)	2018	2017
Operating activities
Net income	$5,798	$19,827
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,352	28,524
Stock-based compensation	1,987	1,589
(Gain) loss on disposal of assets	(284)	236
Loss on extinguishment of debt	2,082	2,369
Deferred tax benefit	(3,959)	(27,255)
Non-cash interest	1,886	1,905
Other	(35)	326
Changes in operating assets and liabilities:
Accounts receivable	(4,655)	(727)
Inventory	(22,013)	(2,665)
Prepaid expenses and other assets	4,853	233
Accounts payable and accrued liabilities	13,475	19,627
Income taxes	(3,564)	(2,461)
Other noncurrent liabilities	(5,100)	(2,136)
Net cash provided by operating activities	17,823	39,392

Investing activities
Additions to property and equipment	(21,328)	(20,101)
Proceeds from sale of property and equipment	915	19
Net cash used in investing activities	(20,413)	(20,082)

Financing activities
Borrowings on revolving lines of credit	40,256	47,054
Payments on revolving lines of credit	(40,256)	(47,054)
Borrowings on long-term debt	326,500	335,000
Payments on long-term debt and capital leases	(308,251)	(331,885)
Payment of debt issuance costs	(2,384)	(11,246)
Payment of taxes with shares withheld upon restricted stock vesting	(128)	(39)
Net cash provided by (used in) financing activities	15,737	(8,170)

Effect of exchange rate changes on cash	(577)	777

Net increase in cash	12,570	11,917
Cash at beginning of fiscal period	8,399	10,736
Cash at end of fiscal period	$20,969	$22,653

Supplemental information for non-cash investing and financing activities:
Purchases of property and equipment (included in accounts payable)	$2,619	$894
Capital lease obligation incurred	$169	$178

Note Regarding Non-GAAP Information

This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income, adjusted net income per diluted share, Adjusted EBITDA, and free cash flow. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. These non-GAAP measures should not be considered as alternatives to net income as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures are key metrics used by management, the Company’s board of directors, and Leonard Green and Partners, L.P., its controlling stockholder, to assess its financial performance.

The Company presents adjusted net income, adjusted net income per diluted share, and Adjusted EBITDA because it believes they assist investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance and because the Company believes it is useful for investors to see the measures that management uses to evaluate the Company. These non-GAAP measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. In evaluating these non-GAAP measures, you should be aware that in the future the Company will incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of these non-GAAP measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by relying on our GAAP results in addition to using non-GAAP measures supplementally. These non-GAAP measures are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The Company defines adjusted net income as net income before restructuring charges, charges related to an Elfa manufacturing facility closure, impairment charges related to intangible assets, losses on extinguishment of debt, certain gains on disposal of assets, certain management transition costs incurred and benefits realized, charges incurred as part of the implementation of our Optimization Plan, and the tax impact of these adjustments and other unusual or infrequent tax items. We define adjusted net income per diluted share as adjusted net income divided by the diluted weighted average common shares outstanding. We use adjusted net income and adjusted net income per diluted share to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. We present adjusted net income and adjusted net income per diluted share because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company.

The Company defines EBITDA as net income before interest, taxes, depreciation, and amortization. Adjusted EBITDA is calculated in accordance with its credit facilities and is one of the components for performance evaluation under its executive compensation programs. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash and other items that the Company does not consider in its evaluation of ongoing operating performance from period to period as discussed further below. The Company uses Adjusted EBITDA in connection with covenant compliance and executive performance evaluations, and to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions and to compare its performance against that of other peer companies using similar measures. The Company believes it is useful for investors to see the measures that management uses to evaluate the Company, its executives and its covenant compliance. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.

The Company presents free cash flow, which the Company defines as net cash provided by operating activities in a period minus payments for property and equipment made in that period, because it believes it is a useful indicator of the Company’s overall liquidity, as the amount of free cash flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. Accordingly, we believe that free cash flow provides useful information to investors in understanding and evaluating our liquidity in the same manner as management. Our definition of free cash flow is limited in that it does not solely represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows. Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by our management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.

The Container Store Group, Inc. Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except share and per share amounts)
(unaudited)

The table below reconciles the non-GAAP financial measures of adjusted net income and adjusted net income per diluted share with the most directly comparable GAAP financial measures of GAAP net income and GAAP net income per diluted share.

	Thirteen		Thirty-Nine		Fiscal Year		Fiscal Year
	Weeks Ended		Weeks Ended		2018 Outlook		Ended
	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017	Low	High	March 31, 2018
Numerator:
Net income	$9,321	$28,379	$5,798	$19,827	$21,500	$26,500	$19,428
Elfa manufacturing facility closure (a)	—	335	—	852	—	—	803
Gain on disposal of real estate (b)	(387)	—	(387)	—	(387)	(387)	—
Loss on extinguishment of debt (c)	—	—	2,082	2,369	2,082	2,082	2,369
Optimization Plan implementation charges (d)	—	422	4,864	10,742	4,864	4,864	11,479
Taxes (e)	(5,391)	(24,053)	(8,078)	(28,637)	(8,100)	(8,100)	(20,485)
Adjusted net income	$3,543	$5,083	$4,279	$5,153	$19,959	$24,959	$13,594

Denominator:
Weighted average common shares outstanding — diluted	48,381,455	48,167,882	48,407,337	48,128,682	49,000,000	49,000,000	48,147,725

Net income per diluted share	$0.19	$0.59	$0.12	$0.41	$0.44	$0.54	$0.40
Adjusted net income per diluted share	$0.07	$0.11	$0.09	$0.11	$0.41	$0.51	$0.28

(a)	Charges related to the closure of an Elfa manufacturing facility in Lahti, Finland in fiscal 2017, recorded in other expenses, which we do not consider in our evaluation of our ongoing performance.

(b)

Gain recorded as a result of the sale of a building in Lahti, Finland, recorded in fiscal 2018 in (gain) loss on disposal of assets, which we do not consider in our evaluation of our ongoing performance.

(c)

Loss recorded as a result of the amendment made to the Senior Secured Term Loan Facility in fiscal 2018 and the amendments made to the Senior Secured Term Loan Facility and the Revolving Credit Facility in fiscal 2017, which we do not consider in our evaluation of our ongoing performance.

(d)

Charges incurred as part of the implementation of our Optimization Plan, which include certain consulting costs recorded in SG&A expenses in fiscal 2018 and fiscal 2017, cash severance payments associated with the elimination of certain full-time positions at the TCS segment recorded in other expenses in fiscal 2017, and cash severance payments associated with organizational realignment at the Elfa segment recorded in other expenses in fiscal 2017, which we do not consider in our evaluation of ongoing performance.

(e)

Tax impact of adjustments to net income, as well as the estimated impact of the Tax Cuts and Jobs Act recorded in fiscal 2017, the tax benefit recorded in the first quarter of fiscal 2018 as a result of a reduction in the Swedish tax rate, and the tax benefit recorded in the third quarter of fiscal 2018 as a result of the finalization of the impact of the Tax Cuts and Jobs Act, which are considered to be unusual or infrequent tax items, all of which we do not consider in our evaluation of ongoing performance.

The table below reconciles the non-GAAP financial measure Adjusted EBITDA with the most directly comparable GAAP financial measure of GAAP net income.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Net income	$9,321	$28,379	$5,798	$19,827
Depreciation and amortization	8,887	9,477	27,352	28,524
Interest expense, net	6,008	7,300	21,293	17,398
Income tax benefit	(3,926)	(21,780)	(5,989)	(25,848)
EBITDA	$20,290	$23,376	$48,454	$39,901
Pre-opening costs (a)	691	1,872	1,918	4,676
Non-cash rent (b)	101	(714)	(1,117)	(1,451)
Stock-based compensation (c)	632	585	1,987	1,589
Loss on extinguishment of debt (d)	—	—	2,082	2,369
Foreign exchange losses (gains) (e)	22	(360)	69	(306)
Optimization Plan implementation charges (f)	—	422	4,864	10,742
Elfa manufacturing facility closure (g)	—	335	—	852
Other adjustments (h)	80	45	297	135
Adjusted EBITDA	$21,816	$25,561	$58,554	$58,507

(a)

Non-capital expenditures associated with opening new stores and relocating stores, including rent, marketing expenses, travel and relocation costs, and training costs. We adjust for these costs to facilitate comparisons of our performance from period to period.

(b)

Reflects the extent to which our annual GAAP rent expense has been above or below our cash rent payment due to lease accounting adjustments. The adjustment varies depending on the average age of our lease portfolio (weighted for size), as our GAAP rent expense on younger leases typically exceeds our cash cost, while our GAAP rent expense on older leases is typically less than our cash cost.

(c)

Non-cash charges related to stock-based compensation programs, which vary from period to period depending on volume and vesting timing of awards. We adjust for these charges to facilitate comparisons from period to period.

(d)

Loss recorded as a result of the amendment made to the Senior Secured Term Loan Facility in fiscal 2018 and the amendments made to the Senior Secured Term Loan Facility and the Revolving Credit Facility in fiscal 2017, which we do not consider in our evaluation of our ongoing performance.

(e)	Realized foreign exchange transactional gains/losses our management does not consider in our evaluation of our ongoing operations.
(f)

Charges incurred as part of the implementation of our Optimization Plan, which include certain consulting costs recorded in SG&A expenses in the first quarter of fiscal 2018 and in fiscal 2017, cash severance payments associated with the elimination of certain full-time positions at the TCS segment recorded in other expenses in fiscal 2017, and cash severance payments associated with organizational realignment at the Elfa segment recorded in other expenses in fiscal 2017, which we do not consider in our evaluation of ongoing performance.

(g)	Charges related to the closure of an Elfa manufacturing facility in Lahti, Finland in fiscal 2017, recorded in other expenses, which we do not consider in our evaluation of our ongoing performance.
(h)	Other adjustments include amounts our management does not consider in our evaluation of our ongoing operations, including certain severance and other charges.

The table below reconciles the non-GAAP financial measure of free cash flow with the most directly comparable GAAP financial measure of net cash provided by operating activities.

	Thirty-Nine Weeks Ended
	December 29,	December 30,
	2018	2017
Net cash provided by operating activities	$17,823	$39,392
Less: Additions to property and equipment	(21,328)	(20,101)
Free cash flow	$(3,505)	$19,291